Exhibit 15

August 8, 2022

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: FILING OF THE JUNE 30, 2022 FORM 10-Q FOR TRUSTCO BANK CORP NY

Commissioners:

We are aware that our report dated August 8, 2022, on our reviews of the interim financial information of TrustCo Bank Corp NY as of June 30, 2022 and for the three-month and six-month periods ended June 30, 2022 and 2021, included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2022, is incorporated by reference in its Registration Statements, Form S-8 (No. 333-175868), Form S-8 (No. 333-233122), Form S-8 (No. 333-175867), Form S-8 (No. 333-206685), and Form S-3 (No. 333-238208).

Yours very truly,

/s/ Crowe LLP